Exhibit 99.1

Letter to Shareholders

October 24, 2014

Dear Inventergy Global Shareholders:

I would like to extend a warm welcome to all of our shareholders, those who helped us build Inventergy from its inception and those who joined the Company since our merger with eOn Communications Corporation on June 6th, 2014. This is our first opportunity to directly address the broader Inventergy shareholder base and we look forward to providing further updates in the future.

This is a very exciting time for Inventergy as we have spent the past year building the Company, including recruiting the management team and the board of directors, acquiring 760 patent assets, raising capital, achieving a public listing (NASDAQ: INVT), creating significant brand awareness in a very short time within the industry and, most importantly, expanding development of licensing packages and engaging with a number of potential licensees. We are executing our strategy that we outlined from the beginning and driving hard to the next major milestone - commencement of licensing revenue.

In this letter, I will provide a summary of our strategy and execution and an overview of our progress towards monetization. However I first want to address the bit of difficulty we have faced in the public markets and thank our loyal shareholders for being supportive through this initial period. We want to assure you that, as a management team and as a Company, we are fully committed to creating shareholder value in the market and we firmly believe we will be successful. The best way for Inventergy to generate positive returns for shareholders is to keep building our patent portfolio value and monetize our current assets in an effective and timely manner. To that end I can assure you we are working very diligently.

The IP Marketplace – The Future of Significant Business Value and Opportunity

Inventergy helps companies attain greater value from their IP assets by assisting them to increase returns on their R&D investments while they then keep focus on further innovation. We believe that now more than ever, both product and service companies are recognizing the value and potential of their storehouses of intellectual property. As one example, Navi Radjou, analyst at Forrester Research, estimates that “U.S. firms annually waste $1 trillion in underused IP assets by failing to extract full value through partnerships,” while the former U.S. Commerce Secretary Carlos Gutierrez stated, “U.S. generated intellectual property is valued at $5.5 trillion, nearly 40% of our economy.” Recently, many companies have outsourced IP value creation to third parties with the belief that, with superior contacts, economies of scale, reach and expertise, they might do better than an in-house team. Leading companies increasingly avoid third-party licensors that engage in “patent troll”-type behavior. Our reputation for transparency, ethical practices, and sensitivity to the needs and concerns of global technology brands is central to our strategy for success.

Inventergy’s Current Patent Portfolios: Focused on Telecommunications

We believe our team, our model and our ethical approach to engaging with global brands are highly attractive to Global Fortune 500 companies seeking appropriate ways to get good value for the fruits of their valuable research and development. Our acquisition strategy is to acquire strong, broad patent portfolios from reputable companies regarded as market-leading innovators, early patent filers, and backed by strong R&D. We seek synergistic portfolios of maturing technologies already adopted in the marketplace and adding accretive value. We work collaboratively with patent holders to fashion logical portfolios with significant market potential. We structure these acquisitions with a goal to be “capital efficient" - with relatively low upfront costs to better enable an attractive overall return-on-investment. To that end, I believe we have made great progress since our formation a little over a year ago.

In May of 2013, we acquired over 180 patent assets from Huawei Technologies Co. relating to IP Multimedia Subsystem (IMS) and Voice over IP (VoIP) telecom infrastructure technologies. According to Infonetics Research, just for reference, the worldwide growth in overall VoIP services revenue will reach $88 billion by 2018. It’s important to note that Huawei had never before sold significant IP assets but selected Inventergy for our strategic licensing expertise for this sizable portfolio of internally developed IMS and VoIP patented innovations. We believe the Huawei acquisition to be a major show of confidence in our Company and our approach from one of the world’s largest telecommunications equipment manufacturers.

In December of 2013, we acquired nearly 500 patent assets from Panasonic Corporation related to 3G and 4G mobile communications, covering technology from base station equipment to end user equipment devices and the service provisioning between them. Ericsson has estimated that 3G and 4G mobile broadband subscription market will grow 26% annually from 2013 to 2018, putting us squarely into this additional rapidly growing telecommunications market.

Finally, in June 2014, we acquired a patent portfolio from Nokia Corporation of approximately 77 patent assets, also related to IMS and VoIP technology. As a leader in network infrastructure, location intelligence, and advanced technology development, the Nokia acquisition has helped us to broaden our reach into the high growth telecommunications infrastructure space. This acquisition is the third significant patent acquisition in the past year and broadens our portfolios to more than 760 global patent assets.

The acquired patents nicely fit together to address key telecommunications technologies that increasingly play major roles in the build out of high speed next generation cellular and data services critical for state-of-the-art handsets, tablets, notebooks and other mobile devices, and user-demanded services.

We are also continuing to invest in these acquired portfolios. As one example, we just announced the issuance of a US patent covering business and consumer caller introduction features we believe can be of interest to telecom service providers. Such an addition is just the latest of other newly issued Inventergy patents covering areas such as legacy system integration, communications security and enhanced call quality.

Corporate Leadership and World-Class Team

In addition to our strong portfolio of patents, another great asset of the Company is our world-class team. We hire great people who have deep experiences inside operating Company IP departments and are therefore sensitive to the needs of the Global Fortune 500 companies who engage with us to gain greater value from their IP assets. Our strategy is to recruit the best talent in the business - technologists with deep domain expertise, licensing executives with strong personal connections and extensive deal experience from the markets we address, and legal and litigation counsel with strong track records.  With our team of accomplished and highly experienced professionals, we believe that we have the highest talent per capita of any IP licensing Company in the world. In IP licensing experience and track record are critical for success. Collectively in our prior roles we have been responsible for attaining over $10 billion dollars in IP value. Inventergy leverages the skills and experience of our team to enhance the effectiveness of our patent acquisitions and monetization efforts.

Licensing Strategy

Our approach to licensing is what we call a “corporate licensing” style of engagement, rather than one led by “shot-gun” style litigation. We use our industry relationships, our reputation, our licensing model and our significant portfolios to engage with potential licensees via sensible business discussions and drive for reasonable value in a reasonable amount of time and risk. In particular, this means that we intend to seek reasonable value, not “nuisance value” for our highly valuable patent assets. We believe that this overall approach provides superior risk-adjusted value to our shareholders as return on invested capital.

Of course, while we would prefer each prospective licensee to respond to our licensing inquiries in a reasonable, collaborative fashion, we recognize that if they fail to do so, we may need an alternative approach. As such, we have engaged litigation firms to assist us during all phases of licensing and enforcement. We partner with major law firms under a range from full contingency to paid fee arrangements, using particular flexible cost arrangements as appropriate.

Indeed, one potential licensee did keep resisting our reasonable outreach. As a result, we filed our first patent litigation complaint against Genband, Inc., an important manufacturer of IMS infrastructure technology, alleging infringement of 5 representative patents from our Huawei and Nokia IMS and VoIP portfolios. To date, we have not served the complaint, allowing discussions to proceed outside of litigation.

We believe the combination of our team’s caliber and our licensing approach were key factors in convincing Huawei, Panasonic and Nokia to grant us three great patent portfolios under attractive business models. We believe these three companies understand that Inventergy’s reputation and ethical, pro-corporate approach matter a great deal – that other approaches, led by indiscriminate litigation or abusive practices, can have a severe negative effect on their own brand image.

Rich pipeline of potential new patent portfolio acquisitions

While we’ve initially focused on the telecommunications sector, as we monetize these assets, we also plan to branch out into other industries with future acquisitions to broaden our technology reach, to expand our set of potential new licensees and to enable new, attractive business opportunities. We have a number of companies already in discussions for potential new patent portfolio acquisitions. Capturing these new opportunities can provide enhanced diversification of risk and continued mid and long-term growth potential.

Monetization Strategy & Status

We previously stated that we had identified over 100 potential licensees of our three patent portfolios and that we are engaged in various stages of discussions with over 20 companies. We are diligently increasing this number of potential licensees engaged and are driving hard on these licensing discussions. The potential revenue exposure of these companies under our patent portfolios is very significant.

While we are optimistic about our revenue funnel, we have not given specific guidance regarding timing and size of the closure of licensing deals. An internal management objective that I have set for the Company and the team is generally a one-year time frame for first revenue from each newly-acquired large patent portfolio. Of course last year we focused our crucial attention on launching the Company, raising our initial capital, acquiring our core portfolios, and closing the negotiation for our eOn merger. Thus, monetization for our Huawei portfolio (acquired at start of our funding, last May 2013) really got fully underway this year. Again, we are not making any specific timing statements and I want to point out that any licensing program has the risk of unanticipated delays, and other risks we have discussed in our SEC-filed reports, so nothing in this letter should be interpreted as a guarantee of revenue on a specific timeline.

The Recent Fortress Transaction

As you may have seen, we secured an $11 million financing through Fortress Investment Group structured as $10 million in debt financing and $1 million from sale of restricted common stock at $2.00 per share. The terms of the deal include a potential of $5 million in further financing. The funds secured have been applied towards the repayment of existing debt obligations and improvement of our capital structure.

We are very excited about the completion of this Fortress debt transaction.

1. It represents a major endorsement by a top IP financing firm. Fortress did extensive technical and business due diligence on Inventergy by their experienced internal IP evaluation team.

2. Fortress is well connected with the IP transaction market and I believe that new interesting opportunities will arise in the future from this relationship.

3. As opposed to an equity financing (particularly given what we believe to be a low current stock price), this primarily debt transaction was not highly dilutive to the Inventergy shareholders.

4. The transaction provides a potential source of up to $5 million of additional non-dilutive capital if needed for capturing new opportunities and/or for operations.

5. It provided a cash infusion to pay-off short-term payables and provide cash runway as we drive to close on our monetization efforts.

6. The enhanced cash position is already impacting our current licensing discussions as we are now in a stronger negotiation position.

7. By retiring the existing debt on the patent assets, it enabled a greater diversification of investor ecosystems such that now no one group is heavily engaged in both the debt and equity segments of the Inventergy capitalization table.

Financial Strategy

Going forward, our number one objective is to use the working capital provided by the Fortress transaction and drive aggressively towards closing on current licensing discussions while continuing to expand our licensing outreach. Secondly, if new opportunities arise we potentially have access to up to $5 million of non-dilutive capital from Fortress and other sources of capital if needed.

Moving Forward through 2014 and beyond

We have built Inventergy into a Company with strong assets, a focused strategy, a highly skilled core team, and capital support that allow us to move forward quickly. We are focused on generating shareholder value - we are shareholders ourselves and we remain laser-focused on revenue generation. Indeed, I personally have over 100 family and friends invested in Inventergy and I keep the team driven to deliver positive financial results for our broad shareholder community. To that end, and as a sign of my personal commitment and belief in our strategy, I am not taking any salary until we generate our first significant licensing revenue.

Lastly, we are planning a series of investor outreach activities to get our message out to the investment community more effectively and broadly. These include a series of road shows and investor/industry conferences and targeted discussions with key institutional investors. We are also engaging with third parties who may have an interest in writing independent investor research reports on the Company.

Thank you for your continued support of our efforts.

Sincerely,

Joe Beyers, Chairman & CEO